EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Declares Quarterly
Dividend of $0.06 per Share

BUFFALO, NY, January 19, 2021 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of intelligent motion control products, technologies, and automated systems and services for material handling, announced today that its Board of Directors declared at its meeting on Monday, January 18, 2021, payment of a regular quarterly dividend of $0.06 per common share.

The dividend will be payable on or about February 16, 2021 to shareholders of record at the close of business on February 5, 2021. Columbus McKinnon has approximately 23.9 million shares of common stock outstanding.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion control products, technologies and automated systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, crane components, actuators, rigging tools, light rail work stations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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